Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Forest City Realty Trust, Inc. on Amendment No. 2 to Form S-4 of our report dated April 30, 2013, with respect to the audit of the financial statements of FC 8 Spruce Mezzanine, LLC, for the period from February 1, 2012 to January 31, 2013, which appear in Forest City Enterprises, Inc.’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Novogradac & Company LLP
Long Beach, California
September 15, 2015